STATEMENT RE: COMPUTATION OF NET LOSS PER COMMON SHARE

                                                         Three months ended
                                                               31-Mar
                                                  ------------------------------
                                                         1997           1996
                                                  ------------------------------

 Average shares outstanding                           11,159,557     10,913,132


 Net loss attributable to common stockholders        (27,644,051)    (7,630,819)

 Net loss per common share                                ($2.48)        ($0.70)